Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is dated as of August 31, 2006, by and among CELLSTAR CORPORATION, a Delaware corporation (“Parent”), each of Parent’s Subsidiaries signatory hereto (together with Parent, each an individual “Borrower”, and collectively, the “Borrowers”), the lenders signatory hereto (the “Lenders”) and WELLS FARGO FOOTHILL, INC., in its capacity as agent for the Lenders (the “Agent”).

WITNESSETH:

WHEREAS, the Borrowers, the Lenders and the Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2006, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of July 12, 2006 (as the same may be further modified, amended, restated or supplemented from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make loans and other financial accommodations to the Borrowers from time to time;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend certain terms of the Loan Agreement; and

WHEREAS, the Agent and the Lenders have agreed to the requested amendments on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that all capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement and further agree as follows:

1. Amendment to Section 1.1 of the Loan Agreement.

(a) Section 1.1 of the Loan Agreement, “Definitions”, is hereby modified and amended by deleting the existing definitions of “Change of Control”, “Collateral”, “Eligible Accounts”, “Existing Subordinated Debt”, “Existing Subordinated Debt Documents”, “Fixed Charge Coverage Ratio”, “Loan Documents”, “Permitted Dispositions”, “Permitted Investments”, “Permitted Liens” and “Purchase Money Indebtedness” set forth therein and inserting the following definition in substitution thereof:

““Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent ceases to directly or indirectly own and control 100% of the outstanding Stock of each of its Subsidiaries (except as permitted by Section 7.3 or in connection with a Permitted Disposition).”

““Collateral” means all assets and property (including personal property) of each Borrower, including, without limitation, all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) Accounts,

(b) Books,

(c) Equipment,

(d) General Intangibles,

(e) Inventory,

(f) Investment Property,

(g) Negotiable Collateral,

(h) Real Property Collateral,

(i) money or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Commercial Tort Claims, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.”

““Eligible Accounts” means Eligible Domestic Accounts”

““Existing Subordinated Debt” means the subordinated Indebtedness of Parent in a original principal amount equal to $12,374,000 issued pursuant to the Existing Subordinated Debt Documents, the outstanding principal amount of which equaled $12,374,000 on the Second Amendment Date.”

““Existing Subordinated Debt Documents” means the Existing Indenture, together with such other documents and instruments executed in connection therewith.”

““Fixed Charge Coverage Ratio” means, with respect to any Person during any fiscal period and without duplication, the ratio for such Person during such fiscal period, of (a) EBITDA, minus (i) cash capital expenditures, minus (ii) tax expense (excluding amounts to be offset by any net operating losses during such period) for such Person during such fiscal period, plus cash tax refunds received in such period, to (b) (i) principal payments made by such Person on any Indebtedness during such fiscal period (other than (A) refinancings permitted by Section 7.1(d), (B) payments on Advances, (C) payments on revolving loans under any Permitted Foreign Subsidiary Credit Facility to the extent available to be reborrowed under such facility or to the extent cash collateral is released as a result thereof, (D) payments under any Permitted Foreign Subsidiary Credit Facility with an initial term, including any permitted extensions thereof, of six (6) months or less, (E) refinancings of debt of a Foreign Subsidiary with the proceeds of a credit facility obtained by another Foreign Subsidiary within the same non-U.S. geographic region and (F) resulting from the Discharge of Existing Subordinated Debt with the proceeds of the Second Lien Term Loans), plus (ii) cash interest expense (including factoring costs associated with sale of Accounts) during such fiscal period minus (iii) interest income during such fiscal period.”

““Loan Documents” means this Agreement, the Cash Management Agreements, the Control Agreements, the Intellectual Property Security Agreement, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Letters of Credit, the Mortgages (if any), the Officers’ Certificate, any Stock Pledge Agreement, the Intercompany Subordination Agreement, the Reaffirmation Agreement, the Intercreditor Agreement, the Post-Closing Agreement any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement.”

““Permitted Dispositions” means (a) sales or other dispositions by Borrowers of Equipment that is worn, damaged, or obsolete in the ordinary course of the applicable Borrower’s business, (b) sales by Borrowers of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrowers, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Borrower’s business, (e) so long as no Event of Default exists or would be created thereby, sales of Equipment and other assets (other than Real Property, Inventory and Accounts) having a fair market value not to exceed $3,000,000 in the aggregate during the period from the Closing Date through the Maturity Date, provided that all proceeds of any and all dispositions of all such assets of any Borrower shall be paid to Agent for application to outstanding Advances (which amounts may be reborrowed subject to the terms and conditions of this Agreement), (f) dispositions of assets during any fiscal year with an aggregate market value of less than $100,000, (g) so long as no Event of Default has occurred and is continuing, the sale of any (i) Foreign Subsidiary with a net worth of less than $1,500,000, or (ii) a Domestic Subsidiary or Borrower with a net worth of less than $1,500,000 with the consent of Agent, (h) dispositions of Accounts of CellStar Mexico in an aggregate amount not exceeding $30,000,000 outstanding at any time pursuant to a factoring facility permitted by Section 7.1(e)(ii) hereof, (i) disposition of Accounts of CellStar Ltd. and/or National Auto Center, Inc. owed by non-U.S. Account Debtors pursuant to a factoring facility or other credit facility permitted by Section 7.1(e)(iii) hereof, and (j) dispositions of Accounts of CellStar Chile S.A. in an aggregate amount not exceeding $20,000,000 outstanding at any time pursuant to a factoring facility permitted by Section 7.1(e)(iv) hereof.”

““Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments in the ordinary course of business for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.”

““Permitted Liens” means (a) (i) Liens held by Agent for the benefit of Agent and the Lenders, and (ii) the Liens securing Second Lien Obligations in accordance with the terms of the Intercreditor Agreement, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of Borrowers’ business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrowers, (m) Liens on funds in the possession of credit card companies pertaining to credit card sales of Inventory in the ordinary course of business pursuant to merchant credit card services agreements, provided that Agent shall have a satisfactory agreement with such credit card companies regarding the assignment of such credit card receivables to Agent, and (n) Liens on any unearned insurance premiums and dividends that may become payable under the insurance policies and loss payments which reduce the unearned premiums relating to insurance policies, subject to any mortgagee or loss payee interests, securing financing of insurance premiums by third party insurance finance companies in the ordinary course of business and to the extent permitted by Section 7.1(i) hereof.”

““Purchase Money Indebtedness” means Indebtedness (other than the Obligations and the Second Lien Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.”

(b) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further modified and amended by inserting the following definitions in appropriate alphabetical order therein:

““CapitalSource” means CapitalSource Finance LLC, a Delaware limited liability company.”

““Commercial Tort Claim” shall have the meaning given to “commercial tort claim” in the Code.”

““Discharge of Existing Subordinated Debt” means, collectively, (i) the redemption in full in cash of the outstanding “Notes” under the Existing Indenture at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of redemption (the “Existing Subordinated Debt Redemption Price”), (ii) the payment of all other sums payable by Parent and its Subsidiaries under the Existing Indenture, and (iii) the full and complete discharge and satisfaction of all obligations of Parent and its Subsidiaries under such Notes and the Existing Indenture, other than those of Parent contained in Section 7.07, 8.04 and 8.05 of the Existing Indenture which expressly survive the occurrence of the events described in the foregoing clauses (i) and (ii).”

““Existing Indenture” means that certain Indenture, dated as of February 20, 2002, between Parent, as Issuer, and The Bank of New York, as Trustee, with respect to $12,374,000 of 12% senior subordinated notes due January 15, 2007, as heretofore amended.”

““Existing Subordinated Debt Redemption Price” has the meaning ascribed to it in the definition of “Discharge of Existing Subordinated Debt.”

““Existing Trustee” means The Bank of New York, as Trustee under the Existing Indenture.”

““Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of August 31, 2006, among the Agent, the Second Lien Agent and the Borrowers, as amended, restated, supplemented or otherwise modified from time to time with the consent of all Lenders.”

““Post-Closing Agreement” means a post-closing agreement dated as of August 31, 2006 among Agent and the Borrowers.”

““Purchased Notes” means the “Notes” issued under the Existing Indenture that Parent shall have elected to purchase or otherwise acquire, in accordance with the terms of the Existing Indenture and applicable law, in the public market or a private transaction with a portion of the proceeds of the Advances or the Second Lien Term Loans in accordance with the terms of this Agreement and the Second Lien Credit Agreement.”

““Purchased Notes Discharge Date” means the earliest date on which the Purchased Notes can be cancelled by the Existing Trustee in accordance with the terms of the Existing Indenture, which date, in any event, shall not be after the Existing Subordinated Debt Discharge Date (as defined in the Second Lien Credit Agreement) or more than three (3) Business Day after the date on which Parent shall have purchased the Purchased Notes, in accordance with the terms of the Existing Indenture or applicable law, in the public market or a private transaction for par or less than par.”

““Redemption and Cancellation of the Purchased Notes” means, collectively, (i) the purchase or acquisition by Parent of the Purchased Notes prior to the Second Term Loan Disbursement Date (as defined in the Second Lien Credit Agreement), in accordance with the terms of the Existing Indenture and applicable law, in the public market or a private transaction for less than par, and (ii) the subsequent indefeasible cancellation of the Purchased Notes by the Existing Trustee on the Purchased Notes Discharge Date in accordance with the terms of the Existing Indenture.”

““Restricted Subsidiary” means any of (i) CellStar (UK) Ltd., (ii) CellStar El Salvador S.A., (iii) CellStar de Guatemala S.A., (iv) CellStar Philippines, Inc. or (v) CellStar Holding AB, or any of their respective Subsidiaries; provided, that, any such Person shall cease to be a Restricted Subsidiary (x) upon written notice by Administrative Borrower of its desire to cause such cessation, (y) if all terms and conditions in respect of such Person set forth in Section 7.13(c) shall have been complied with and otherwise satisfied and (z) Borrowers and their respective Subsidiaries shall have executed and/or delivered, as applicable, to Agent all agreements, documents and instruments necessary for compliance with the foregoing clause (y) and, in addition, all agreements, documents and instruments, if any, in respect of such Person that shall have been executed and/or delivered, as applicable, to the Second Lien Agent.”

““Second Amendment Date” means August 31, 2006.”

““Second Lien Agent” means CapitalSource, solely in its capacity as agent for the Second Lien Lenders and any successor thereto.”

““Second Lien Credit Agreement” means that certain Term Loan and Security Agreement dated as of August 31, 2006, by and among the Second Lien Agent, the Second Lien Lenders, and the Borrowers, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.”

““Second Lien Debt Documents” means the Second Lien Credit Agreement and the other “Loan Documents” (as defined in the Second Lien Credit Agreement), in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreement.”

““Second Lien Lenders” means each “Lender” under and as defined in the Second Lien Credit Agreement.”

““Second Lien Obligations” has the meaning set forth in the Intercreditor Agreement.”

““Second Lien Term Loans” means the “Term Loans” as that term is defined in the Second Lien Credit Agreement.”

““Shareholder Blocking Rights” means any rights of any owner (direct or indirect) of any Stock of any Borrower or other Loan Party which, pursuant to the terms of any agreement or Governing Document, has the right to consent, or the effect of requiring such consent, to any foreclosure by Agent under any Stock Pledge Agreement or otherwise to the exercise of any of Agent’s rights and remedies thereunder or otherwise has the right to restrain, delay, impair or otherwise interfere with the Agent in the event of Agent’s exercise of its rights under a Stock Pledge Agreement.”

““Term Loan Reserve” means, at any time of determination, an amount equal to $2,500,000; provided, however, such amount shall be reduced by $250,000 per fiscal quarter commencing with the first fiscal quarter after the Second Amendment Date in which EBITDA for the four-fiscal quarter period then ended is greater than or equal to $7,500,000 and continuing on each fiscal quarter thereafter for which the four-fiscal quarter period then ended is greater than or equal to $7,500,000 until reduced to zero.”

(c) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further modified and amended by inserting the word “any” immediately preceding the word “Borrower” in clause (b) of the definition of “Environmental Actions”.

(d) Section 1.1 of the Loan Agreement, “Definitions”, is hereby further modified and amended by deleting the definition of “Eligible Foreign Accounts” in its entirety.

2. Amendment to Section 2.1 of the Loan Agreement. Section 2.1 of the Loan Agreement, “Revolver Advances”, is hereby modified and amended by deleting subsection (a) thereof in its entirety and inserting the following in lieu thereof:

“(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, “Borrowing Base,” as of any date of determination, shall mean the result of:

(w) 85% of the amount of Eligible Domestic Accounts, less the amount, if any, of the Dilution Reserve, plus

(x) the lowest of

(i) $42,500,000,

(ii) the lesser of (1) 60% of the value of Eligible Inventory consisting of digital handsets, or (2) 85% times the then extant Net Liquidation Percentage (as calculated by Agent), times the book value of such Eligible Inventory consisting of digital handsets, or

(iii) 100% of the amount of credit availability created by clause (w) above, minus

(y) the Term Loan Reserve, minus.

(z) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

3. Amendment to Section 2.13 of the Loan Agreement. Section 2.13 of the Loan Agreement, “LIBOR Option.”, is hereby modified and amended by deleting the reference to “LIBOR Advances” is clause (d)(ii) thereof and replacing it with “LIBOR Rate Loans”.

4. Amendment to Section 4.2 of the Loan Agreement. Section 4.2 of the Loan Agreement, “Negotiable Collateral.”, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“4.2 Negotiable Collateral; Commercial Tort Claims. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent. Each Borrower shall promptly notify Agent of any Commercial Tort Claim acquired by it that reasonably is expected to be in excess of $100,000 and, unless otherwise consented to by Agent, such Borrower shall enter into a supplement to this Agreement granting to Agent a Lien on and security interest in such Commercial Tort Claim (or, if any Event of Default shall have occurred and is continuing, upon request by Agent each Borrower shall enter into a supplement to this Agreement granting to Agent a Lien on and security interest in all Commercial Tort Claims acquired by such Borrower).”

5. Amendment to Section 5.8 of the Loan Agreement. Section 5.8 of the Loan Agreement, “Due Organization and Qualifications; Subsidiaries”, is hereby modified and amended by deleting subsections (a) and (d) in their entirety and inserting the following in substitution thereof:

“(a) Each Borrower is duly (i) organized and existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified to do business in any state where, with respect to this clause (ii), the failure to be so qualified reasonably could be expected to have a Material Adverse Change. No Restricted Subsidiary has any material assets or conducts any business activity.

(d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ Stock or any security convertible into or exchangeable for any such Stock. No Borrower has any stock appreciation rights, phantom stock plan or similar rights or obligations outstanding. No owner or holder of any Stock of any Loan Party has any Shareholder Blocking Rights.”

6. Amendment to Article 5 of the Loan Agreement. Article 5 of the Loan Agreement, “Representations and Warranties”, is hereby further modified and amended by inserting the following Sections 5.22, 5.23 and 5.24 immediately following Section 5.21 of the Loan Agreement:

“5.22 OFAC; Patriot Act.

(a) Neither Parent nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to is in violation of the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Parent and its Subsidiaries each is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.23 Incorporation. As of the Second Amendment Date and any other date on which representations and warranties are otherwise remade or deemed remade hereunder, each of the representations and warranties contained in the Second Lien Loan Documents and, until terminated, the Existing Subordinated Debt Documents made by Parent or any of its Subsidiaries is true and correct in all material respects. The Borrowers agree that, by this reference, such representations and warranties contained in the Second Lien Debt Documents and, until terminated, the Existing Subordinated Debt Documents made by the Parent and any of its Subsidiaries, without limiting any of the representations and warranties otherwise contained herein or in any other Loan Document, hereby are incorporated herein, mutatis mutandis, for the benefit of Agent and the other members of the Lender Group.

5.24 Specific Representations. The Obligations and the Obligations (as defined in the Second Lien Credit Agreement) and the Liens and security interests securing the Obligations and the Obligations (as defined in the Second Lien Credit Agreement) are permitted under the terms of the Existing Subordinated Debt Documents, and the execution and delivery of, and performance of the obligations under, the Loan Documents and the Second Lien Loan Debt Documents by each Loan Party do not, and will not, conflict with the terms or result in or constitute a breach, contravention or violation of, result in the creation of a Lien or a default or event of default under, or cause the acceleration of any amounts evidenced by, any of the provisions of the Existing Subordinated Debt Documents. None of the Existing Subordinated Debt Documents prohibits or otherwise restricts in any manner the making of any payments hereunder or under the Second Lien Credit Agreement by the Borrowers or any other Loan Party.”

7. Amendment to Section 6.3 of the Loan Agreement. Section 6.3 of the Loan Agreement, “Financial Statements, Reports, Certificates”, is hereby modified and amended by deleting the “and” at the end of subsection (i), deleting the period at the end of subsection (j) and replacing it with “, and” and inserting the following subsection (k):

“(k) promptly upon any Loan Party obtaining knowledge or notice thereof, notice of any default or event of default under any Second Lien Debt Document, and promptly upon receipt or delivery thereof, copies of all written materials delivered to or by Parent or any of its Subsidiaries by or to the Second Lien Lenders or the Second Lien Agent under the Second Lien Debt Documents (except to the extent such delivery would be duplicative of deliveries otherwise required and made hereunder to Agent).”

8. Amendment to Section 6.8 of the Loan Agreement. Section 6.8 of the Loan Agreement, “Insurance”, is hereby modified and amended by inserting the following subsection (d) immediately following subsection (c) thereof:

“(d) Upon request of Agent or any Lender, Borrowers shall furnish to Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of an Authorized Officer (and, if requested by Agent, any insurance broker of Borrowers) setting forth the nature and extent of all insurance maintained by Borrowers and its Subsidiaries in accordance with this Section. Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement within ten (10) Business Days of such request, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and the Lender Group’s interests in the Collateral. This insurance may, but need not, protect Borrowers’ interests. The coverage that Agent purchases may not pay any claim that the Borrowers make or any claim that is made against any Borrower in connection with said Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence to Agent, and written acknowledgment thereof, that Borrowers have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers shall be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and payable on demand. The costs incurred by Agent of the insurance may be more than the costs of insurance Borrowers may be able to obtain on their own.”

9. Amendment to Article 6 of the Loan Agreement. Article 6 of the Loan Agreement, “Affirmative Covenants”, is hereby further modified and amended by inserting the following Section 6.16 immediately following Section 6.15.

“6.16 Existing Subordinated Debt.

(a) On the Purchased Notes Discharge Date, (i) effectuate, and cause and direct the Existing Trustee to effectuate, the indefeasible cancellation of the Purchased Notes, and Parent shall comply in all respects with the Existing Indenture as necessary for such purposes, and (ii) request and obtain from Existing Trustee, and deliver to Agent, a written acknowledgement from Existing Trustee of the cancellation of the Purchased Notes.

(b) Promptly upon delivery thereof, and in any event within three (3) Business days thereafter, provide Agent with copies of all notices and other deliveries made in connection with the cancellation of the Purchased Notes, including, without limitation, copies of all material notices, publishings and mailings made under the Existing Indenture, all of which notices shall contain information consistent with the requirements set forth in this Agreement. Parent further shall deliver to Agent copies of all other agreements, documents, instruments and opinions as Agent may reasonably request from time to time that shall have been executed and/or delivered by Parent or Existing Trustee in connection with the cancellation of the Purchased Notes.

(c) On the Existing Subordinated Debt Discharge Date (as defined in the Second Lien Credit Agreement), (i) effectuate, and cause and direct the Existing Trustee to effectuate, the Discharge of Existing Subordinated Debt, and Parent shall comply in all respects with the Existing Indenture as necessary for such purposes, and (ii) request and obtain from Existing Trustee, and deliver to Agent, a written acknowledgement from Existing Trustee of the Discharge of Existing Subordinated Debt.

(d) Promptly upon delivery thereof, and in any event within three (3) Business days thereafter, provide Agent with copies of all notices and other deliveries made in connection with the Discharge of Existing Subordinated Debt, including, without limitation, copies of all material notices, publishings and mailings made under Section 3.02 of the Existing Indenture, all of which notices shall contain information consistent with the requirements set forth in this Agreement. Parent further shall deliver to Agent copies of all other agreements, documents, instruments and opinions as Agent may reasonably request from time to time that shall have been executed and/or delivered by Parent or Existing Trustee in connection with the Discharge of Existing Subordinated Debt.”

10. Amendment to Section 7.1 of the Loan Agreement.

(a) Section 7.1 of the Loan Agreement, “Indebtedness”, is hereby modified and amended by deleting subsection (e) thereof in its entirety and inserting the following in substitution thereof:

“(e) (i) any Permitted Foreign Subsidiary Credit Facility;

(ii) any accounts receivable factoring facility entered into by CellStar Mexico for general working capital needs in an aggregate amount not exceeding $30,000,000 outstanding at any time; provided such factoring facility (x) is not guaranteed by any Borrower; provided, such factoring facility may be guaranteed by a Borrower if such guaranty is unsecured and subject to a subordination agreement satisfactory to Agent, and (y) does not limit or prohibit the payment of any Management Fees to any Borrower;

(iii) any accounts receivable factoring facility or other credit facility for the Miami, Florida based Accounts owed by non-U.S. Account Debtors entered into by CellStar Ltd. and/or National Auto Center, Inc. for general working capital needs; provided that:

(y) such factoring facility or other credit facility (A) is not guaranteed by or with recourse (other than standard carve-outs for commercial disputes, delivery of non-conforming goods and similar exceptions) to any Borrower; provided, such factoring facility may be guaranteed by or with recourse to a Borrower if such guaranty or other liability is unsecured and subject to a subordination agreement satisfactory to Agent, (B) does not limit or prohibit the payment of any Management Fees to any Borrower, (C) is otherwise on terms satisfactory to Agent, and the net proceeds thereof received promptly shall be either (1) used by the Borrowers to repay outstanding Advances or pay trade payables of the Borrowers owing in the ordinary course of business or (2) deposited in a deposit account that is the subject of a Control Agreement in favor of the Agent and, if permitted thereunder, used solely for purposes not prohibited by this Agreement, and

(z) at no time shall CellStar Ltd., National Auto Center, Inc. or any Borrower or other Loan Party permit or cause any such Miami, Florida based Accounts owed by non-U.S. Account Debtors to be subject to any such accounts receivable factoring facility or other credit facility, or otherwise factored, if, after giving effect thereto, the aggregate amount of such Accounts not factored or otherwise not subject to any such factoring arrangement or credit facility would be less than the sum of the outstanding principal amount of the Second Lien Obligations, plus accrued and unpaid interest under the Second Lien Debt Documents; and

(iv) any accounts receivable factoring facility entered into by CellStar Chile S.A. for general working capital needs in an aggregate amount not exceeding $20,000,000 outstanding at any time; provided such factoring facility (x) is not guaranteed by any Borrower; provided, such factoring facility may be guaranteed by a Borrower if such guaranty is unsecured and subject to a subordination agreement satisfactory to Agent, and (y) does not limit or prohibit the payment of any Management Fees to any Borrower;”

(b) Section 7.1 of the Loan Agreement, “Indebtedness”, is hereby further modified by modified and amended by deleting the “and” at the end of subsection (h), deleting the period at the end of subsection (i) and inserting a semicolon in substitution thereof, and inserting the following subsections (j) and (k) immediately following subsection (i) thereof:

“(j) At any time on or before the Existing Subordinated Debt Discharge Date (as defined in the Second Lien Credit Agreement), the Existing Subordinated Debt; and

(k) The Second Lien Obligations in a principal amount not to exceed the sum of (i) $12,300,000 less (ii) the aggregate amount of all principal repayments and prepayments of the Second Lien Obligations.”

11. Amendment to Section 7.3 of the Loan Agreement. Section 7.3 of the Loan Agreement, “Restrictions on Fundamental Changes”, is hereby modified and amended by deleting such Section in its entirety and inserting the following in substitution thereof:

“7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

Notwithstanding the foregoing, so long as no Default or Event of Default exists or would result therefrom and the Agent receives at least 30 days’ prior written notice and delivery of any documentation requested to ensure the continued perfection and priority of Agent’s Liens:

(i) any Borrower (other than Administrative Borrower) may merge or consolidate with any other Borrower (other than Administrative Borrower);

(ii) any Borrower may be dissolved or liquidated so long as such dissolution or liquidation results in all assets of such Borrower being owned by another Borrower (other than Administrative Borrower); and

(iii) any Subsidiary that is not a Borrower hereunder and in which Agent does not have a Stock pledge may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Borrower (other than Administrative Borrower) or another Subsidiary in which Agent has a valid perfected first priority Lien in the Stock of such transferee Subsidiary.”

12. Amendment to Section 7.8 of the Loan Agreement. Section 7.8 of the Loan Agreement, “Prepayments and Amendments”, is hereby modified and amended by deleting such Section in its entirety and inserting the following in substitution thereof:

“7.8 Prepayments and Amendments.

(a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than (i) the Obligations in accordance with this Agreement, (ii) the Second Lien Obligations to the extent expressly permitted by the Intercreditor Agreement, (iii) the Existing Subordinated Debt in accordance with the terms hereof and the Existing Indenture provided that (A) no Default or Event of Default has occurred or will be caused thereby and (B) not more than $2,400,000 from the proceeds of Advances shall be used for payments or prepayments of principal of the Existing Subordinated Debt, and (iv) Indebtedness under Permitted Affiliate Transactions to the extent the repayment thereof is permitted by the Intercompany Subordination Agreement;

(b) Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Existing Subordinated Debt or any Indebtedness permitted under Sections 7.1(b) or (c); and

(c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any Second Lien Debt Documents, except to the extent permitted under the Intercreditor Agreement; provided, that, in the event any such amendment, modification or change results in the addition of any event of default, representation, warranty or any covenant with respect to the Second Lien Obligations or modifies any existing event of default, representation, warranty or covenant which would have the effect of making such event of default, representation, warranty or covenant more restrictive as to Borrowers or any of them, then, upon request by Agent, Borrowers shall effect a similar amendment or modification to the applicable Loan Document which shall maintain any “cushion” between the Second Lien Debt Documents and the Loan Documents in existence prior to such amendment or modification.”

13. Amendment to Section 7.13 of the Loan Agreement. Section 7.13 of the Loan Agreement, “Investments”, is hereby modified and amended by deleting clause (c) thereof in its entirety and inserting the following in substitution thereof:

“(c) the ownership of the Stock of any wholly-owned Subsidiary created after the Closing Date; provided, if such new Subsidiary is a Domestic Subsidiary at the time of its creation, it becomes a Borrower hereunder by executing an amendment to this Agreement assuming all Obligations hereunder and delivers to Agent all other documentation necessary to grant Agent a first-priority perfected Lien on its assets and the parent of such new Subsidiary executes and delivers a Stock Pledge Agreement to Agent pledging the Stock of such new Subsidiary in favor of Agent, or, if such new Subsidiary is a First Tier Foreign Subsidiary, at the time of its creation, Agent receives a pledge of 65% of the Stock of such First Tier Foreign Subsidiary’s Stock,”

14. Amendment to Section 7.16 of the Loan Agreement. Section 7.16 of the Loan Agreement, “Intentionally Omitted”, is hereby modified and amended by deleting such section in its entirety and inserting the following in substitution thereof:

“7.16 Shareholder Blocking Rights. Issue any Stock which grants or provides any direct or indirect owner or equityholder thereof any Shareholder Blocking Rights.”

15. Amendment to Section 7.17 of the Loan Agreement. Section 7.17 of the Loan Agreement, “Use of Proceeds”, is hereby modified and amended by deleting such section in its entirety and inserting the following in substitution thereof:

“7.17 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) to repay, in full or in part, the outstanding principal, accrued interest, and accrued fees and expenses owing with respect to the Existing Subordinated Debt, (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and (c) other uses consistent with the terms and conditions hereof, for its lawful and permitted purposes. Notwithstanding the foregoing, Borrowers shall not be permitted to use Advances to fund the repayment of the Existing Subordinated Debt unless the Administrative Borrower shall have first delivered a Pay-Off Letter with respect to such repayment that is in form and substance satisfactory to the Agent; provided, however, not more than $2,400,000 from the proceeds of Advances shall be used for payments or prepayments of principal of the Existing Subordinated Debt.”

16. Amendment to Article 7 of the Loan Agreement. Article 7 of the Loan Agreement, “Negative Covenants”, is hereby further modified and amended by inserting the following Section 7.22 immediately following Section 7.21 of the Loan Agreement:

“7.22 Restricted Subsidiaries. Permit or cause any Restricted Subsidiary to engage in any business activity other than activities incidental to maintenance of its corporate existence. Without limiting the generality of the foregoing, and anything contained herein to the contrary notwithstanding, the Borrowers shall not permit or cause any Restricted Subsidiary to (i) receive or retain any dividends or other distributions from any Borrower or any Subsidiary of any Borrower, (ii) incur, grant or suffer to exist any Liens, Indebtedness or guarantees, (iii) accept or make any Investment, (iv) issue, sell or dispose of any equity securities or (v) consummate any merger or consolidation with any other Person (except that a Restricted Subsidiary may merge with, or dissolve or liquidate into, any Borrower (other than Administrative Borrower) or any other domestic wholly-owned subsidiary of Parent).”

17. Amendment to Section 8.10 of the Loan Agreement. Section 8.10 of the Loan Agreement, “Events of Default”, is hereby modified and amended by deleting such section in its entirety and inserting the following in substitution thereof:

“8.10 If any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness and except for the cancellation of the Purchased Notes on the Purchased Notes Discharge Date and the Discharge of Existing Subordinated Debt in accordance with the terms of this Agreement and the Second Lien Credit Agreement;”

18. Amendment to Article 8 of the Loan Agreement. Article 8 of the Loan Agreement, “Events of Default”, is hereby further modified and amended by deleting the “or” at the end of Section 8.13, deleting the period at the end of Section 8.14 and inserting a semicolon in substitution thereof, and inserting the following Sections 8.15, 8.16. 8.17 and 8.18 immediately following Section 8.14 of the Loan Agreement:

“8.15 (i) Any Loan Party is (A) criminally indicted or convicted of a felony or (B) charged under any law that could reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) convicted of a felony for fraud or dishonesty in connection with the business of the Loan Parties or (B) charged under any law that could reasonably be expected to lead to forfeiture of any material portion of Collateral;

8.16 (i) The intercreditor provisions of the Intercreditor Agreement and/or the subordination provisions contained in or otherwise pertaining to any agreement or instrument governing any subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or (ii) any Person shall contest in any manner the validity or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof; or

8.17 (i) Any “Event of Default” as defined in the Second Lien Credit Agreement shall occur or (ii) any event of default (however defined) shall occur under any other Second Lien Debt Document.

8.18 (i) The failure of the Redemption and Cancellation of the Purchased Notes to occur on the Purchase Notes Discharge Date; or (ii) the failure of the Discharge of Existing Subordinated Debt to occur on the Existing Subordinated Debt Discharge Date (as defined in the Second Lien Credit Agreement).”

19. Amendment to Section 9.1 of the Loan Agreement. Section 9.1 of the Loan Agreement, “Rights and Remedies”, is hereby modified and amended by deleting the introductory language immediately prior to subsection (a) thereof in its entirety and inserting the following in substitution thereof:

“9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers; provided, however, that upon the occurrence of any event specified in Section 8.4 or 8.5, the unpaid principal amount of all outstanding Advances and all interest and all other amounts owing or payable hereunder shall automatically become due and payable without further act of the Agent or any Lender:”

20. Amendment to Section 15.1 of the Loan Agreement. Section 15.1 of the Loan Agreement, “Amendments and Waivers”, is hereby modified and amended by deleting subsection (j) thereof its entirety and inserting the following in substitution thereof:

“(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Domestic Accounts, Eligible Inventory, Maximum Revolver Amount, or change Section 2.1(b) or Section 2.4(b) or change any provision of the Intercreditor Agreement; or”

21. Amendment to Article 17 of the Loan Agreement. Article 17 of the Loan Agreement, “General Provisions”, is hereby modified and amended by inserting the following Sections 17.11 immediately following Section 17.10 of the Loan Agreement:

“17.11 No Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney of Agent or any Lender, shall be liable to any Loan Party or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.”

22. No Other Amendments or Waivers. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or a course of dealing with the Agent or the Lenders at variance with the Loan

Agreement such as to require further notice by the Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Each Borrower acknowledges and expressly agrees that the Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents.

23. Release. In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that Agent and Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower hereby releases, remises and forever discharges the Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Loan Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof. This release shall be and remain in full force and effect notwithstanding the discovery by the Borrowers after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to the Borrowers’ execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment.

24. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, the Agent shall have received each of the following:

(a) fully executed and delivered counterparts of this Amendment by the Borrowers, the Required Lenders and the Agent;

(b) the Intercreditor Agreement, duly executed by the Second Lien Agent and the Agent;

(c) the Post-Closing Agreement, duly executed by the Borrowers and Agent;

(d) a certified copy of the Second Lien Debt Documents, each of which shall have been duly executed by each of the parties thereto and in form and substance satisfactory to the Agent, together with evidence that each of the conditions precedent to the effectiveness of the Second Lien Credit Agreement shall have been satisfied or shall have been waived in writing by the Second Lien Lenders; and

(e) such other information, documents, instruments or approvals as the Agent or the Agent’s counsel may reasonably require.

25. Representations and Warranties of Borrowers. Each Borrower represents and warrants to the Agent and the Lenders as follows:

(a) Each Borrower is a corporation or limited partnership organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction indicated on the signature pages hereto and in all other jurisdictions in which the failure to be so qualified reasonably could be expected to constitute a Material Adverse Change;

(b) The execution, delivery, and performance by each Borrower of this Amendment are within such Borrower’s corporate or partnership authority, have been duly authorized by all necessary corporate or partnership action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s shareholders, partners, or members or any approval or consent of any Person under any material contractual obligation of any Borrower;

(c) The execution, delivery, and performance by each Borrower of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person;

(d) This Amendment and all other documents contemplated hereby, when executed and delivered by each Borrower will be the legally valid and binding obligations of such Borrower, enforceable against each Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and

(e) No Default or Event of Default is existing.

26. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Delivery of a signature page hereto by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be as effective as delivery of a manually executed counterpart hereof.

27. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

28. Costs, Expenses and Taxes. The Borrowers agree to pay on demand all reasonable costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.

29. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia, and shall be construed, interpreted, performed and enforced in accordance therewith, without reference to the conflict or choice of laws provisions thereof.

30. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CELLSTAR CORPORATION, a Delaware corporation

	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Sr. VP and General Counsel

CELLSTAR, LTD., a Texas limited partnership

	By:	National Auto Center, Inc., its General Partner

	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Sr. VP and General Counsel

NATIONAL AUTO CENTER, INC., a Delaware corporation

	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Sr. VP and General Counsel

CELLSTAR FINANCO, INC., a Delaware corporation

	By:	/s/ Elaine Flud Rodriguez
	Name:	Elaine Flud Rodriguez
	Title:	Sr. VP and General Counsel

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

CELLSTAR INTERNATIONAL CORPORATION/SA, a Delaware corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR FULFILLMENT, INC., a Delaware corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR INTERNATIONAL CORPORATION/ASIA, a Delaware corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

AUDIOMEX EXPORT CORP., a Texas corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

NAC HOLDINGS, INC., a Nevada corporation

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	President

CELLSTAR FULFILLMENT LTD., a Texas limited partnership

By:	CellStar Fulfillment, Inc., its General Partner

By:	/s/ Elaine Flud Rodriguez
Name:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

	By:	/s/ Robert Bernier
	Name:	Robert Bernier
	Title:	VP

BANK OF AMERICA, N.A. (successor to Fleet Capital Corporation), as a Lender

	By:	/s/ H Michael Willss
	Name:	H Michael Willss
	Title:	Senior Vice President

TEXTRON FINANCIAL CORPORATION, as a Lender

	By:	/s/ Stuart A. Hall
	Name:	Stuart A. Hall
	Title:	Senior Account Executive

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

S-4